EXHIBIT 10.19

                               LICENSE AGREEMENT:
                       MIMP010 (ISSUED 12TH DECEMBER 2003)

                                SUMMARY OF TERMS

The Licensee:                       Name:      Radica U.K. Ltd
                                    Address:   The Old Stables, Munns Farm
                                               Cole Green
                                               Herts, SG14 2NL
                                    Contact:    Denis Horton
                                    Tel: 01992 503133
                                    Fax: 01992 532800
                                    e-mail: Denis.Horton@radicauk.com

The Property:                       Monster in my Pocket

The Principal:                      Morrison Entertainment Group

The Licensor:                       Peak Entertainment Ltd

The Products:                       Hand held electronic games trade marked as
                                    Skannerz and Battle Discz for Skannerz
                                    Battle Orbz (please note the hand held
                                    electronic games will not conflict with any other electronic games and for the avoidance of doubt this will include console games and hand held categories such as, but not Limited to GameBoy.

Channels of Distribution:           Mass market (including, but not limited to,
                                    hypermarkets, cash and carry, toy specialty stores, department stores, stationery, gift stores, specialty chain retailers, supermarkets, the internet), Catalogue/
                                    Direct Mail house, Duty Free.

The Territory:                      United Kingdom, Channel Islands and Eire and
                                    then the first option within this category on all worldwide territories upon placement of TV. Terms to be agreed on a territory-by-territory basis.

The Term:                           3 years from signature of contract.

Advance Royalty:                    (pound)30,000 + vat.(pound)20,000 on
                                    signature of contract, balance paid upon receipt of design materials necessary to meet the schedule as contained in SCHEDULE
                                    3.

Guaranteed Royalty:                 (pound)nil

Royalty Rate:                       10 % of net selling price FOB, 8% of net
                                    selling price DOM.

Special Terms:                      All above subject to successful TV placement
                                    and ongoing transmission for duration of contract.

Number of Samples:                  20 of each product.


This LICENCE AGREEMENT is made this day 12 of December 2003, between:

THE PARTIES:

      1. PEAK ENTERTAINMENT LTD whose registered office is at Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, DE45 lDL. ("the Licensor")

      2. THE LICENSEE: whose full name and trading or registered address is referred to on the Summary of Terms Sheet ("the Licensee")

RECITALS

(A)      The Licensor controls all rights of exploitation in the Property.

(B) The Licensee wished to obtain a license to manufacture, market, sell and distribute the Products incorporating the Property and the Licensor has agreed to grant such right.

1.       DEFINITIONS

         "THE INTELLECTUAL PROPERTY" - means copyright, trademark and other rights in the Property.

         "NOTICE" - means notice in writing served in accordance with the provisions of subclause 15.4.

         "THE ROYALTIES" - means the payments to be made to the Licensor by the Licensee under Clause 4.

         "THE SPECIFICATIONS" - means the specifications set out in the first schedule.

         "THE STYLE GUIDE" - means the documents provided by the Licensor to the Licensee from time to time giving details of the Property including the papers that have been given to the Licensee before the signing of this Agreement.

         "CHANNELS OF DISTRIBUTION" - means all channels as described in the summary

         The words referred to in the first column of the Summary of Terms shall have the meanings attributed to them in the second column of the Summary of Terms Sheet.

2.       GRANT

         2.1 In consideration of the obligations undertaken by the Licensee under this Agreement the Licensor grants to the Licensee an exclusive license to apply the Property to the manufacture, marketing, distribution and sale of the Products in the Territory in accordance with the Specifications and the Style Guide and under the terms of this Agreement in the Territory.

         2.2 The Licensee shall only market and solicit orders for the Products in the Territory. If it receives orders for the supply of Products outside the Territory it will immediately inform the Licensor thereof.

         2.3 The Licensor reserves the right to remove any of the Products listed in the Summary of Terms where they are not on sale to the trade in accordance with Clause 7.1 in any part of the Territory.

         2.4 The Licensor reserves all rights not specifically granted herein including the right to grant licenses of the Property to other licensees in the Territory in respect of other product categories.

3. TERM

         This Agreement shall be for the Term unless terminated earlier in accordance with Clause 10 herein.

4.       ROYALTIES

         4.1 In consideration of the rights granted by the Licensor the Licensee shall pay to the Licensor a royalty of the Agreed Percentage of the Net Selling Price of each unit of the Products sold by the Licensee (less only normal trade discounts) less returns. Upon the signing of this Agreement the Licensee shall pay to the Licensor the Advance Royalty which shall not in any circumstances be repayable either in whole or in part of TC placement is made but which shall be set off against royalty payments payable during the Term of this Agreement. All payments made by the Licensee to the Licensor pursuant to this Agreement shall be made by telegraphic transfer to the following account:

                  Account:          Peak Entertainment Ltd
                  Bank:             Lloyds TSB Bank Plc
                  Account No:       2560768
                  Sort Code:        30-00-09

         4.2 The Licensee shall within 30 days of the 30th March, 30th June, 30th September and 30th December in each year deliver to the Licensor a statement giving particulars of all sales of the Products effected by the Licensee since the last statement date (and in respect of the first statement; since the date of this Agreement) and showing the total royalty payable to the Licensor and at the same time deliver to the Licensor a remittance for the greater of the full amount of that royalty or an equal quarterly installment of the Guaranteed Royalty (less only the pro rata Advance applicable for the relevant quarter). The form of the statement is set out in the second Schedule.

         4.3 If the Licensee's sales of the Product during the term or before the termination date (Clause 10) if sooner are insufficient to generate royalties equal to the Guaranteed Royalty at the end of the Term, or termination date (Clause
                  10), whichever the sooner, the Licensee shall pay to the Licensor the difference between royalties generated throughout the Term or before the termination date (Clause 10) if sooner and the Guaranteed Royalty.

         4.4 The Licensee shall keep and maintain separate and detailed accurate accounts and records so as to show the quantity and Net Selling Price of Products sold, used or otherwise disposed of by the Licensee for each royalty period giving separately the figures for each product. The Licensor shall have the right at reasonable hours, and on giving the Licensee reasonable notice, to appoint a representative (being a qualified, certified or chartered accountant) to audit the said accounts and records and if such audit reveals a discrepancy it shall be collected forthwith. It is further agreed that if such discrepancy is 5% or more in the Licensee's favour, the Licensee shall within 30 days of the date of the relevant invoice pay the Licensor's reasonable auditing fees and expenses in addition to any other payments due and interest on the discrepancy at 4% above the base lending rate from time to time of Lloyds TSB Bank Plc.

         4.5 All sums payable by the Licensee to any person pursuant to this Agreement shall be paid free and clear of all deductions (except normal trade discounts) or withholdings whatsoever save only as may be required by any applicable law.

5.       SPECIFICATION AND QUALITY

         5.1 The Licensee shall manufacture the Products according to the Specifications and the Style Guide or such other specifications as the Licensor may from time to time substitute and at all times ensure that the Products are of the highest quality attainable within the Specifications, in particular the Licensee is to ensure that the Products comply in all respects with the provisions of the relevant Toy Safety Regulations (where applicable) and all other relevant statutes, regulations and codes of practice in respect of safety and quality.

         5.2 The Licensee shall submit for the Licensor's written approval samples of the Products, any articles to be sold with the Products and all packaging material, display, advertising or publicity material and shall refrain from distribution, sales or publication of any of the Products until such approval shall have been first had and obtained. The Licensor reserves the right to require the Licensee to make any alterations that the Licensor may require to such items.

                  5.2.1 The Licensee shall comply with this Clause 5.2 at each and every stage of development of the Products identified as follows as applicable

                         PRODUCT                   PACKAGING

                         Rough visual of concept   Rough visual of concept
                         Hand/Sample/Prototype     Rough artwork
                         Pre-production sample     Finished artwork
                         Production sample         Artwork Proof
                                                   Finished production packaging

                  5.2.2 Approval will be granted on design, quality and compliance with the Style Guide and the copyright lines and all designs must be consistent with the identity and image of the property.

                  5.2.3 Approval is not granted on the basis of any safety or fitness for purpose aspect of the Products, as such aspects are the sole responsibility of the Licensee. The Licensee shall produce to the Licensor when requested all relevant safety certificates.

         5.3 The Licensee shall ensure that all units of the Products including their wrappings and packaging are of the same description as the sample approved by the Licensor in accordance with Clause 5.2.

         5.4 The Licensee shall ensure that all covermounts related to the Products are approved by the Licensor in accordance with Clause 5.2.

         5.5 The Licensee shall supply to the Licensor the Number of Samples of the Products free of charge within three months of the first production of the Products.

         5.6 If the Licensee employs a third party to manufacture the Products the Licensee shall:

                  5.6.1 put in place adequate controls to ensure that the manufacturer only manufactures the Product for the Licensee;

                  5.6.2 ensure that title to any plates or dies manufactured specially for production of the Products are the property of the Licensee and shall be returned to the Licensee by the manufacturer on demand;

                  5.6.3 only employ manufacturers after a full enquiry has been made to ensure that they are of proper status; and

                  5.6.4 ensure that any Products manufactured meet the Specifications.

         5.7 If the Licensee or its third party manufacturer requires imagery or artwork additional to the Style Guide, the Licensee agrees to pay the price quoted from time to time by the Licensor in respect thereof.

6.       USE AND PROTECTION OF INTELLECTUAL PROPERTY

         6.1 Every unit of the Products and all packaging, advertising and point of sale materials used in connection therewith and which incorporates the Intellectual Property shall bear the following statement which shall not be varied in any way by the Licensee without prior written consent of the Licensor:

                  "Licensed by Peak Licensing (c) 2002 Morrison Entertainment Group, Inc."

         6.2 The Licensee shall not use any of the Property as part of the Licensee's name or the name of any entity associated with it without the prior written consent of the Licensor.

         6.3 The Licensee shall not during the subsistence of this Agreement or at any time thereafter register or use any of the Intellectual Property in its own name as proprietor.

         6.4 The Licensee recognises the Licensor's title to the Intellectual Property and shall not claim any right title or interest in the Intellectual Property or any part of it save as is granted by this Agreement. Any Intellectual Property right that the Licensee shall acquire to the Products is hereby assigned to the Licensor and, if appropriate, the Licensee shall enter into a legal assignment of such Intellectual Property without payment.

         6.5 The Licensee recognises that the copyright lines in any literary, artistic, musical or dramatic work generated or arising from the activities of the Licensee under this Agreement shall be the property of the Licensor and the Licensee with full title guarantee hereby assigns such copyright and all rights related thereto to the Licensor. If the Licensee requires or employs a third party to create any work in connection with this Agreement in respect of which copyright exists, the Licensee shall, prior to the third party creating the said work, obtain an assignment of such copyright and related rights in favour of the Licensor and the Licensee shall do all things necessary to ensure that the said copyright shall vest in the Licensor.

         6.6 The Licensee shall promptly call to the attention of the Licensor the use of any part of the Property by any third party or any activity of any third party, which might be in the opinion of the Licensee amount to infringement or passing off.

         6.7 The Licensee shall not assign the benefit of this Agreement or grant any sublicense without prior written consent of the Licensor.

         6.8 The Licensee shall hold all goodwill generated by its operations under this Agreement as trustee for the benefit of the Licensor.

         6.9 Any designs or other works derived by the Licensee from the Intellectual Property or any part of it shall be held by the Licensee on trust for the Licensor and at the Licensor's request shall be assigned to the Licensor without compensation.

         6.10 The Licensee shall not, except with the prior written consent of the Licensor, make use of the name of the Licensor in any connection otherwise than is expressly permitted by this Agreement.

         6.11 If required by the Licensor, the Licensee will join with the Licensor to become a registered user of the Intellectual Property or any part of it.

7.       LICENSEE'S OBLIGATION AS TO MARKETING

         7.1 The Licensee shall ensure that the Products shall be on sale to the trade within six months, and on sale to the public within twelve months of the commencement date of the Term.

         7.2 It is agreed by the Licensee that the Products will be sold only to recognised wholesale firms for resale to retail firms or to retail firms for resale to the public or direct to the public.

         7.3 The Licensee shall ensure so far as it is reasonable practicable that the Products are not supplied for resale as an integral part of any other product and shall not be supplied either directly or indirectly to other manufacturers or to hawkers, peddlers, street vendors and the like or to any person intending to distribute the Products gratuitously, unless agreed in writing with the Licensor.

         7.4 The Licensee shall at all times use its best endeavors to promote and sell the Products in the Territory.

         7.5 The Licensee shall only market and sell Products in an ethical manner having regard at all times to the image and reputation of the Property and shall therefore use good taste at all times.

         7.6 The Licensee shall not harm, misuse or bring into disrepute the Property or the Licensor.

         7.7 The Licensee shall distribute and sell the Products only through the Distribution Channels as specified in Clause1 of this Agreement.

8.       NO PREMIUMS

         8.1 The Licensee shall not sell or otherwise dispose of any of the Products as premiums to any person or persons whatsoever without the consent of the Licensor.

         8.2 The right of sale as premiums is expressly reserved by the Licensor and if the Licensee shall receive any approach for the purpose of the use or sale of the products as premiums it shall forthwith notify the Licensor and furnish it with the names and full particulars of the person or persons making the approach.

         8.3 For the purposes of this clause "premium" means a product or products combined with a service which is sold or supplied in association with the promotion of another product or service offered in association with the sales promotional activities of retailers wholesalers or manufacturers associations with incentive programmes of all kinds.

9.       ACTION AGAINST THIRD PARTIES

         9.1 The Licensee shall have no right to take action against third parties in respect of the Intellectual Property and if required to do so by the Licensor the Licensee shall co-operate fully with the Licensor in any such action the Licensee's expenses incurred in doing so being borne by the Licensor.

         9.2 All damages shall be the exclusive property of the Licensor provided that the Licensee shall be entitled to set-off any expenses which is able to claim from the Licensor pursuant to Clause 9.1.

         9.3 Any decisions to take action against third parties shall be solely at the discretion of the Licensor.

10.      TERMINATION

         Without prejudice to any right or remedy the Licensor may have against the Licensee for breach or non-performance of this Agreement, the Licensor shall have the right to immediately terminate this Agreement by serving the Licensee with written notice to that effect in the following circumstances.

         10.1 On the Licensee committing a breach of any provision of this Agreement and failing to remedy such breach within 30 days of receiving written notice specifying the breach and requiring remedy thereof;

         10.2 if the Licensee shall have any distress or executor levied upon it's goods or effects;

         10.3 on the Licensee becoming unable to pay its debts with the meaning of Section 123 Insolvency Act 1986, passing any resolution to wind itself up or on petition being presented to wind up the Licensee or if a Receiver or an Administrative Receiver of the Licensee's undertaking, property or assets or any part thereof is appointed or if an application is made for the appointment of an Administrator of the Licensee, or if the Directors of the Licensee propose a composition of debts or scheme of arrangements.

         10.4 on the Licensee for any reason whatever nature being substantially prevented from performing or becoming unable to perform its obligations under this Agreement.

         10.5 on the Licensee assigning, sub-contracting or attempting to sub-contract or assign this Agreement without the prior written consent of the Licensor;

         10.6 if control of the Licensee shall pass from the present shareholders or owned or controlled by other persons whom the Licensor shall in it's absolute discretion regard as unsuitable;

         10.7 if the Licensee ceases or threatens to cease carrying on it's usual business for a period in excess of thirty (30) working days consecutively.

11.      TERMINATION CONSEQUENCES

         11.1 Upon termination of this Agreement whether by expiry of the Term or otherwise the Licensee shall forthwith discontinue manufacture of the Products.

         11.2 If the Licensee shall have any remaining stocks of the Products at the time of termination they may be disposed of by the Licensee in compliance with the terms of this Agreement for 180 days after termination but not otherwise.

         11.3 Any Products in the course of manufacture at the time of termination may be completed within 14 days and disposed of in compliance with Clause 11.2 of this Agreement but not otherwise.

         11.4 The Licensee shall forthwith upon termination pay to the Licensor the Guaranteed Royalty to the extent not paid earlier through any combination of the Advance or royalties earned prior to termination.

12.      LICENSORS WARRANTY

         Licensor represents and warrants to the Licensee that:

         12.1 It has and will have throughout the Term of this Agreement, the right to exploit the Property in all media throughout the Territory.

         12.2 The rights granted herein do not, so far as the Licensor is aware, violate or infringe any agreements, rights or obligations existing, or to be created during the Term, of any person, firm or corporation.

13.      INDEMNITY

         13.1 The Licensee shall indemnify and hold harmless the Licensor from and against any liability, loss, claim or proceedings whatsoever arising under any statute or at Common Law in respect of personal injury to or the death of any person and any injury or damage to any property real or personal arising from the sale of the Products unless such Liability arises from the neglect or default of the Licensor.

         13.2 The Licensee shall have in force Public and Product Liability Insurance for not less than the equivalent of 1 million satisfactory to the Licensor and with the Licensor as additional named insured.

         13.3 The certificates of insurance shall be shown to the Licensor whenever it requests together with satisfactory evidence of payment of premiums.

14.      INSPECTION

         The Licensee shall permit the Licensor at all reasonable times to inspect the Licensee's premises in order to satisfy itself that the Licensee is complying with its obligations under this Agreement.

15.      MISCELLANEOUS

         15.1     NO Waiver

         No waiver by the Licensor of any of the Licensee's obligations under this Agreement shall be deemed effective unless made by the Licensor in writing nor shall any waiver by the Licensor in respect of any breach be deemed to constitute waiver of or consent to any subsequent breach by the Licensee of it's obligations.

         15.2     SEVERANCE

         In the event that any provision of this Agreement is declared by any judicial proceedings or other competent authority to be void, voidable or illegal the remaining provisions shall continue to apply unless the Licensor at the Licensor's discretion decides that the effect is to defeat the original intentions of the Parties in which case it shall be entitled to terminate the Agreement by 30 days notice in which event the provisions of Clause 11 shall apply.

         15.3 NO AGENCY OR PARTNERSHIP

         The Parties are not partners nor joint ventures nor is the Licensee entitled to act as the Licensor's agent nor shall the Licensor be liable in respect of any representation act or omission of the Licensee whatever nature.

         15.4 NOTICES

         Any Notice to be served on either of the Parties by the other shall be sent by pre-paid recorded delivery or registered post or by facsimile to the address stated in Clause 1 and shall be deemed to have been received by the addressee with (three) 3 working days after posting or 24 hours of transmission if sent by facsimile.

         15.5 CHOICE OF LAW

         This Agreement shall be governed by English law in every particular including formation and interpretation and shall subject to the jurisdiction of the English Courts.

16.      TRANSMISSION OF BENEFIT

         16.1 This Agreement shall be binding upon and inure to the benefit of the Licensor and its successors and assigns.

         16.2 The Licensee may not assign or sub-license the rights contained in this Agreement.

17.      INTEREST

         If any sums due hereunder remain unpaid for a period in excess of 30 days after they have become due to the Licensor the unpaid balance will accrue interest at the rate of 4% per annum above the base rate for the time being of Lloyds TSB Bank Plc.

18.      FORCE MAJEURE

         If the performance of this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it the party so affected upon giving proper notice to the other party shall be excused from performance to the extent of prevention, restriction or interference but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the Agreement with the utmost despatch whenever such causes are removed or diminished.

19.      HEADINGS

         The headings of conditions are for convenience of reference only and shall not affect their interpretation.

20.      ENTIRE UNDERSTANDING AND VARIATION

         20.1 This Agreement embodies the entire understanding of the parties in respect of the matters contained or referred to in it and there are no promises, conditions or obligations oral or written, expressed or implied other than those contained in this Agreement.

         20.2 No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to writing and signed by a director of the Owner.

21.      THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

         This Agreement does not create any right enforceable by any person nor a party to it provided that a person who is the permitted assignee or a successor to the Licensor is deemed to be a party to this Agreement.


SIGNED BY
           -------------------------

FOR AND ON BEHALF OF THE LICENSOR
DATE.
           -------------------------


SIGNED BY  /s/
           -------------------------

FOR AND ON BEHALF OF THE LICENSEE
DATE. 18.12.03
           -------------------------

                               THE FIRST SCHEDULE


SPECIFICATIONS

The Product shall be manufactured to a standard no lower than the sample provided by the Licensee to the Licensor in accordance with Clause 5.2.

The material used in the manufacturing the Product shall be of no lower quality than that used in the sample.

The colour and depiction of the material shall be as specified in conjunction with the licensors design studio.

                               THE SECOND SCHEDULE


Royalty Statement (attached).

                               THE THIRD SCHEDULE


Design commitments from Peak Entertainment

1. Separate monsters into 2 classes (example 21 good, 21 bad) 2. Create additional monsters (example 19 or more). Could be more or less. 3. Define attributes for each monster 4. Create dot matrix art and default position for each monster. Note that actual monster image is larger than display area and can be panned. 5. Create Items as dot matrix art with Result attribute. 6. Provide sfx and speech unique to TV show. Spec to be provided by Radica.